                     FIFTH AMENDMENT TO AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


                  This Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement ("Amendment") is entered into as of January 2, 2001, by and among CONTINENTAL MATERIALS CORPORATION, a Delaware corporation (the "BORROWER), THE NORTHERN TRUST COMPANY, an Illinois banking corporation ("NORTHERN") and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("LASALLE")(Northern and LaSalle, each a "BANK" and collectively, the "BANKS"):


                                    RECITALS:

                  A. The Banks and Borrower have entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 21, 1996 (as amended and extended to the date hereof, the "LOAN AGREEMENT"), with the terms used but not otherwise defined herein being used with the same meanings as therein defined.

                  B. Pursuant to that certain Stock Purchase Agreement dated December 31, 2000, the Borrower wishes to acquire Rocky Mountain Ready Mix Concrete, Inc. ("RMRM Acquisition") on the terms and conditions and for the consideration set forth therein (the "RMRM Stock Purchase Agreement").

                  C. The Borrower and the Banks desire to further amend and restate the Loan Agreement to provide for the RMRM Stock Purchase and certain other changes, and to restate their agreements with respect to the subject matter hereof.

NOW, THEREFORE, for and in consideration of the foregoing premises and the terms, conditions, agreements, promises and covenants contained herein and in the Loan Documents, as amended hereby, the parties hereto agree as follows:

                  1. The following definitions are substituted for the corresponding definitions in SECTION 1.1 of the Loan Agreement:

                  The term "APPLICABLE LIBOR MARGIN," for purposes of determining the interest rate on a Revolving LIBOR Loan and a Term LIBOR Loan shall mean an incremental amount in excess of the Adjusted LIBOR which will fluctuate as a function of the Funded Debt to EBITDA Ratio, pursuant to Section 3.1(b).

                  The term "COMMITMENT - TERM LOAN" shall mean each such amount set forth below across from the name of each Lender:

                  Northern          $9,500,000
                  LaSalle Bank      $9,500,000

                  The term "LOAN DOCUMENT" shall mean any instrument, document, note, agreement, or guaranty delivered to either Bank in connection with the Loans, including the following deliveries, which shall be delivered to the Banks by the Borrower, duly executed, as of the date of this Amendment, which deliveries are conditions precedent to the effectiveness of this Amendment and the Amendments to the Loan Agreement and other Loan Documents effected hereby:

                  (a)      this Amendment;

                  (b)      the New LaSalle Term Note

                  (c)      the New Northern Term Note

                  (d) a Guaranty in the form of Exhibit B for each Guarantor (each a "NEW GUARANTY");

                  (e) a certificate of the secretary of the Borrower, in addition to any heretofore delivered to the Banks, containing a certified copy of the resolutions of the board of directors of the Borrower authorizing the execution and delivery of and the performance under this Amendment and the New Term Notes and certifying (i) that the copy of the by-laws and Articles of Incorporation of the Borrower attached to the Certification of Secretary of the Borrower, dated as of October 21, 1996, have not been amended, modified, restated or changed in any way and remain in full force and effect as of the date hereof, and (ii) as to the incumbency and signatures of the officers of the Borrower authorized to sign this Amendment and the New Term Notes;

                  (f) a certificate of the secretary of each Guarantor, in addition to any heretofore delivered to the Banks, containing a certified copy of the resolutions of the board of directors of the Borrower authorizing the execution and delivery of and the performance under the New Guaranty and certifying (i) that the copy of the by-laws and Articles of Incorporation of such Guarantor attached to the Certification of Secretary of the Guarantor, dated as of October 21, 1996, have not been amended, modified, restated or changed in any way and remain in full force and effect as of the date hereof, and (ii) as to the incumbency and signatures of the officers of the Guarantor authorized to sign the New Guaranty;

                  (g) an opinion of counsel to RMRM to the effect that RMRM is authorized and has the legal capacity to enter into the RMRM Stock Purchase Agreement and to such other matters as the Banks may require; and

                  (h)      a certified copy of the RMRM Stock Purchase
Agreement.

                  The term "TERMINATION DATE" shall mean June 15, 2002 for the Revolving Loan and shall mean December 15, 2006 for the Term Loan, subject to any extensions thereof pursuant to SECTION 2.1(A) hereof.

                  2. The following definitions are added to SECTION 1.1 of the Loan Agreement:

                  The term "CLOSING DATE shall mean the date the parties execute this Amendment.

                  The term "COMPLIANCE CERTIFICATE" shall mean a certificate submitted to the Agent contemporaneously with the furnishing of each quarterly report and signed by the Chief Accounting Officer, President or Treasurer of Borrower and containing a computation of and showing compliance with each financial ratio or restriction contained in the Loan Agreement.

                  The term "FISCAL QUARTER" shall mean each quarterly fiscal period of Borrower established in accordance with Borrower's fiscal accounting period as set forth on the attached Schedule 1.

                  The term "FUNDED DEBT TO EBITDA RATIO" shall mean the ratio of Funded Debt as of the end of a Fiscal Quarter to EBITDA for such Fiscal Quarter, on a rolling four quarter basis.

                  3. SECTION 2.5 of the Loan Agreement is amended and restated in its entirety to read as follows:

                  "SECTION 2.5 TERM NOTE. The Term Loan shall be evidenced by new term notes (the "NEW TERM Notes"; the New Revolving Credit Notes and the New Term Notes, collectively, the "NOTES"), substantially in the form of EXHIBIT A (the "NEW LASALLE TERM NOTE") and EXHIBIT B (the "NEW NORTHERN TERM NOTE"), with appropriate insertions, dated the date hereof, payable to the order to each Bank, in the principal amount of the Commitment - Term Loan of each Bank. The principal balance of the Term Loan is payable in semi-annual payments as follows: (a) eleven (11) payments, each in the amount of $1,500,000.00, due on June 15, 2001, December 15, 2001, June 15, 2002, December 15, 2002, June 15,
2003, December 15, 2003, June 15, 2004, December 15, 2004, June 15, 2005,
December 15, 2005, and June 15, 2006; and (b) one (1) payment of $2,500,000 due on December 15, 2006.

                  4. SECTION 2.6 of the Loan Agreement is amended by adding the following:

                  "(f) Rocky Mountain Ready Mix Concrete, Inc., a Colorado corporation ("RMRM"), by execution and delivery of a Guaranty in the form of EXHIBIT C hereto with appropriate insertions (the foregoing Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, collectively, the "RMRM Guaranty").

                  5. SECTION 3.1(b) of the Loan Agreement is amended by substituting the following for the first paragraph:

                  "(b) LIBOR LOANS. Each LIBOR Loan made by the Banks shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) equal to the sum of the Adjusted LIBOR plus the Applicable LIBOR Margin as set forth on ANNEX A, and in all cases the Applicable LIBOR Margin shall fluctuate in accordance with the Funded Debt to EBITDA Ratio as set forth on ANNEX A. The Applicable LIBOR Margin effective as of the Closing Date until receipt by the Agent of quarterly financial statements for the period ended December 30, 2000 will be at Level I on ANNEX A.

                  6. SECTION 3.1(c) is amended by adding the following to the end of the paragraph:

                  "Interest rate adjustments resulting from changes in the Funded Debt to EBITDA Ratio shall be made without notice to the Borrower, based on such ratio as of the end of a Fiscal Quarter. The applicable interest rate shall be reduced to a specified level only in the event (A) no Default or Event of Default exists as of the date of determination and (B) the required Funded Debt to EBITDA Ratio has been satisfied. All adjustments shall be determined by the Agent and shall be effective as follows:

                  (a) the Agent shall make its interest rate determination within twenty (20) Business Days of the receipt by the Agent (the "Review Period") of the Borrower's consolidated quarterly financial statements and Compliance Certificate indicating that an adjustment in the Applicable LIBOR Margin is warranted;

                  (b) any reduction or increase in the Applicable LIBOR Margin after the Review Period shall be effective on the first day following the interest rate determination by the Agent; and

                  (c) if any financial statements necessary for calculation of the Funded Debt to EBITDA Ratio provided for in this Section 3.1 are not delivered to the Agent within the time periods specified in Section 6.2, and such statements when ultimately delivered give rise to an increase in the Applicable LIBOR Margin, such increase shall be retroactive to the date such financial statements were required to be delivered pursuant to Section 6.2.

                  7. SECTION 3.6 is amended and restated in its entirety to read as follows:

                  "CLOSING FEE. The Borrower agrees to pay to the Banks on the Closing Date $36,000 to be allocated pro-rata between the Banks.

                  8. SECTION 6.4(c) is amended and restated in its entirety to read as follows:

                  "TANGIBLE NET WORTH. Permit the Borrower's Tangible Net Worth, determined as of the end of each Fiscal Quarter, to be less than $30,000,000, plus fifty percent (50%) of the Borrower's cumulative, consolidated annual net income (without reduction for net losses) for all periods subsequent to December 30, 2000.

                  9. The proviso in Section 6.7 of the Loan Agreement is amended to read as follows:

                  "PROVIDED, HOWEVER, that the Borrower may purchase an amount of shares in the Borrower's capital stock in a total amount not to exceed $2,000,000 in the aggregate (as determined for the period beginning on the date of this Fifth Amendment and ending on December 15, 2006).

                  10. SECTION 7.1(b) of the Loan Agreement is amended and restated in its entirety to read as follows:

                  "NEW TERM NOTE. New Term Notes in the form of EXHIBIT A AND B, with appropriate insertions, each payable to each Bank for the face amount of such Bank's Commitment - Term Loan:

                  11. SECTION 7.1 of the Loan Agreement is amended by adding the following to the end of SECTION 7.1:

                  (m) OPINION OF COUNSEL TO ROCKY MOUNTAIN READY MIX CONCRETE, INC. An opinion of counsel to Rocky Mountain Ready Mix Concrete, Inc. to the effect that RMRM is authorized and has the authority to enter into the RMRM Stock Purchase Agreement and to such other effects as the Banks may require; and

                  (n) STOCK PURCHASE AGREEMENT. A certified copy of the RMRM Stock Purchase Agreement between the Borrower and RMRM.

                  12.      All Loan Documents are hereby amended such that:

                           (i) all references therein to the "Loan Agreement" shall be deemed to include this Amendment and the amendments to the Loan Agreement hereunder; and

                           (ii) all references therein to the "Obligations" or the indebtedness, liabilities or obligations of the Borrower to the Banks shall be deemed to include the indebtedness, liabilities and obligations of the Borrower to the Banks arising under the Amendment and the Loan Agreement and other Loan Documents, as amended hereby.

                  13. The Borrower hereby ratifies, reaffirms, covenants and agrees to be bound by all representations, warranties, covenants and other agreements set forth on the Loan Agreement and all other Loan Documents to which it is a party or by which it is bound, each as amended hereby.

                  14. The Loan Documents are hereby amended in all other respects to give effect to the foregoing amendments and agreements. The Loan Documents, as amended hereunder, shall remain in full force and effect and shall continue to constitute the valid and binding obligations of the respective parties thereto enforceable in accordance with their respective terms. Nothing herein shall be deemed to constitute or shall be construed as a waiver of any rights, remedies or collateral or other security of or granted to the Banks under the Loan Documents or any Default or Event of Default thereunder which has occurred and is continuing as of the date hereof, except as may be specifically set forth herein.

                  15. This Amendment may be executed in any number of counterparts, each of which shall be an original hereof, and all of which together shall constitute one and the same document. This Amendment has been executed, delivered and accepted and shall be deemed to have been made under and shall be governed by and construed in accordance with the laws of the State of Illinois.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment on and effective as of the date first above written.


BORROWER:

CONTINENTAL MATERIALS COMPANY

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


BANKS:

THE NORTHERN TRUST COMPANY              LASALLE BANK NATIONAL ASSOCIATION


By:                                     By:
   --------------------------------         ---------------------------------

Name:                                   Name:
     ------------------------------           -------------------------------
Title:                                  Title:
      -----------------------------           -------------------------------

                                     ANNEX A


                            LEVEL I                         LEVEL II                              LEVEL III
Funded Debt/     LESS THAN OR EQUAL TO 1.0x to     GREATER THAN OR EQUAL TO 1.5x to     GREATER THAN OR EQUAL TO 2.0x to
EBITDA           LESS THAN 1.5x                    LESS THAN 2.0x                       LESS THAN OR EQUAL TO 2.5x

LIBOR Margin -
Revolver                     115 bps                           140 bps                              165 bps

LIBOR Margin -
Term                         140 bps                           165 bps                              190 bps